Exhibit 99.77(o)

ITEM 770 -Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate

VY® JPMorgan Small Cap Core Equity Portfolio	Party City Holdco Inc.	4/16/2015	Goldman Sachs and Co. NY	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	Virtu Financial, Inc.	4/16/2015	Goldman Sachs and Co. NY	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	aTryr Pharma (LIFE)	5/7/2015	Citigroup Global Market	JPMorgan Securities Inc.
VY® JPMorgan Small Cap Core Equity Portfolio	Evolent Health, Inc. (EVH)	6/5/2015	Goldman, Sachs & Co.	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	Fogo De Chao	6/19/2015	Jefferies	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	Glaukos Corporation (GKOS)	6/25/2015	Goldman, Sachs & Co.	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	Xactly Corporation (XTLY)	6/25/2015	Deutsche Bank Securities	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	Teladoc, Inc. (TDOC)	6/30/2015	Deutsche Bank Securities	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	Shake Shack Inc. - Class A	1/29/2015	Morgan Stanley & Co.	JPMorgan Securities
VY® JPMorgan Small Cap Core Equity Portfolio	Invitae Corporation (NVTA)	2/12/2015	Cowen and Company	J.P. Morgan Securities